Exhibit (99).B

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan  651-293-2809

ECOLAB DECLARES REGULAR DIVIDEND AND ANNOUNCES INCREASED SHARE REPURCHASE AUTHORIZATION

ST. PAUL, Minn., May 5, 2011: The Board of Directors of Ecolab Inc. declared a regular quarterly cash dividend of $0.175 per common share, to be paid July 15, 2011 to shareholders of record at the close of business on June 21, 2011.

Ecolab has paid cash dividends on its common stock for 74 consecutive years.

At the same meeting, the Board of Directors authorized the company to repurchase up to 15 million additional shares of Ecolab stock. As of March 31, 2011 Ecolab had approximately 3.9 million shares remaining under a previous repurchase authorization approved in February 2010. Ecolab had approximately 235.9 million fully diluted shares outstanding on March 31, 2011.

The company expects to conduct its purchases in the open market; in privately negotiated transactions from time to time, depending on the market conditions; and through purchases made in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

With sales of $6 billion and more than 26,000 associates, Ecolab (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

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This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning Ecolab’s repurchase of common stock.  These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements, including changes in Ecolab’s stock price, financial results, financial condition and cash requirements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

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(ECL-D)